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                                                                   Exhibit 10.38












                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

                           ANNUAL INCENTIVE AWARD PLAN

                            Effective January 1, 1987
                 Amended and Restated Effective January 1, 2002




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                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

                           ANNUAL INCENTIVE AWARD PLAN

                            Effective January 1, 1987
                 Amended and Restated Effective January 1, 2002

                                      INDEX
                                      -----


       Section                                                             Page

1.     Purpose................................................................3
2.     Definitions............................................................3
3.     Eligibility............................................................3
4.     Performance Objectives.................................................3
5.     Determination of Target Awards.........................................4
6.     Determination of Cash Awards...........................................4
7.     Deferral...............................................................6
8.     Tax Withholding........................................................9
9.     Adjustments, Amendment or Termination..................................9
10.    Miscellaneous..........................................................9
11.    Effective Date........................................................11
Exhibit A:  Definitions....................... ..............................12


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                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

                           ANNUAL INCENTIVE AWARD PLAN

                            Effective January 1, 1987
                 Amended and Restated Effective January 1, 2002

1.       Purpose

         The R.J. Reynolds Tobacco Holdings, Inc. Annual Incentive Award Plan is established to link corporate and business priorities with individual and group performance objectives for the management employees of R.J. Reynolds Tobacco Holdings, Inc. and its affiliated companies.

2.       Definitions

         Capitalized terms have the meanings set forth in Exhibit A.

3.       Eligibility

         To be eligible to participate in the Plan and receive an award, an employee must:

         (a) except as otherwise provided in Section 6, be employed by a Company or one of its subsidiaries for at least three months during the year at a salary grade approved for participation in the Plan by the Chief Executive Officer;

         (b) not be a participant in a sales incentive plan or any other bonus plan designated by the Committee; and

         (c) except as otherwise provided herein, be actively employed by a Company or one of its subsidiaries on the last day of the year.

4.       Performance Objectives

         (a) Subject to the approval of the Committee, the Chief Executive Officer of each Company will establish specific objectives (the "Performance Objectives") for each Company for each year. Subject to the approval of the Chief Executive Officer of RJRTH, the Chief Executive Officers of the Operating Companies also may establish Performance Objectives for some or all of their respective subsidiaries. Performance Objectives may be based on any financial, operational or other criteria, such as market share.

         (b) Each participant and the manager to whom the Participant reports (the "Reviewing Manager") may have specific individual performance objectives (the "Personal Program Objectives") for each year in which


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                  Personal Program Objectives determine, in whole or in part, the Participant's Cash Award. The next higher level of management will review the Personal Program Objectives to ensure that they contribute to the Performance Objectives established by the Chief Executive Officer. In addition, subject to the approval of the Chief Executive Officer of RJRTH, the Chief Executive Officers of the Operating Companies may establish specific Company focus areas (the "Company Focus Areas") for some or all of their respective subsidiaries in place of Personal Program Objectives for each year in which Company Focus Areas determine, in whole or in part, the Participant's Cash Award.

         (c) Each of the Performance Objectives and Personal Program Objectives/Company Focus Areas will be weighted for the purpose of determining awards under the Plan. Different weights may be assigned to the objectives for different Participants and Companies. However, the aggregate weights for the Performance Objectives and Personal Program
                  Objectives/Company Focus Areas will each range from 1-100% and together total 100%.

         (d) Performance Objectives and Personal Program Objectives/Company Focus Areas may be reviewed and revised during the year pursuant to the procedures used for their adoption. The Chief Human Resources Officer may change the weighting of any objective for any Participant.

5.       Determination of Target Awards

         Each Participant's target award for each year equals the product of (a) the Participant's highest annual rate of base salary in effect for three months or more during the year, multiplied by (b) the Participant's highest target award level for which he was eligible for three months or more during the year. Each Participant's target award level is expressed as a percentage of base pay and falls within a range of target award levels set for the Participant's salary grade. The Committee will periodically review and may modify the range of target award levels for each salary grade. Subject to the approval of the Chief Human Resources Officer, Reviewing Managers will periodically review and may modify specific target award levels for individual Participants.

6.       Determination of Cash Awards

         (a) Promptly after the end of each year, the Chief Executive Officer of RJRTH will review the performance of each Company with the Committee. Subject to the approval of the Committee, the Chief Executive Officers of the Operating Companies may give a rating to each Performance Objective for the year (a " Performance Rating") ranging from 1-150% for each Performance Objective.


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         (b)      The Reviewing Manager will review the performance of each
                  Participant promptly after the end of each year in which Personal Program Objectives determine, in whole or in part, the Participant's Cash Award. The Reviewing Manager will give the Participant a rating (a "Personal Program Rating") for each of his or her Personal Program Objectives for the year, which may range from 1-150%. The Chief Executive Officers of the Operating Companies will review the Company performance for specific Company Focus Areas promptly after the end of each year in which Company Focus Areas determine, in whole or in part, each Participant's Cash Award. Subject to the approval of the Committee, the Chief Executive Officers of the Operating Companies may give a rating to each Company Focus Area (a "Company Focus Area Rating") ranging from 1-150%.

         (c) The amount of each Cash Award is determined by multiplying the Participant's Performance Ratings and Personal Program Ratings/Company Focus Area Ratings by the respective weights assigned to the corresponding Performance Objectives and Personal Program Objectives/Company Focus Areas pursuant to
                  Section 4(c). The sum of the resulting percentages is then multiplied by the target award for the Participant established pursuant to Section 5. If a Participant is transferred during the year to a position with different Performance Objectives, the Performance Ratings applicable to the Participant will be determined by applying the applicable Performance Ratings on a pro-rata basis, based on the months of employment during the year in each position.

         (d) When a Participant becomes eligible to participate in the Plan after the start of the year, the Participant's Cash Award will be prorated for the number of months of eligibility during the year. In the event a Participant is on a leave of absence during the year, the Participant's Cash Award may be prorated, based on the number of full or partial months of active employment at the discretion of the Chief Human Resources Officer.

         (e) If a Participant's employment is interrupted by the Participant's death, Disability or Retirement at any time during the year, the Participant will receive a Cash Award equal to his or her target award, prorated for the number of full or partial months of employment during the year, as soon as practicable after such death, Disability or Retirement. The prorating will give the Participant a full month's credit for any partial month of work or short-term disability.

         (f) If a Participant's employment terminates pursuant to an SBC Program at any time during the year, the Participant will receive a Cash Award for the year of termination of active employment equal to the lesser of his or her target award or the actual award determined in accordance with Section 6(c), prorated for the number of full or partial months as an active


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                  employee. In addition, the SBC Program may provide the
                  Participant with credit for some or all of the period of salary continuation and, if so, will establish criteria to determine the Performance Ratings for the Participant during this period. Payment of the resulting Cash Awards, if any, will be governed by the terms of the SBC Program.

         (g) After obtaining approval from the Committee and satisfying its requirements, the Companies will pay the Cash Award as soon as practicable after the end of the year (or at such other time as determined by the Committee), except as provided in the event of death, Disability or Retirement pursuant to Section 6(e).

7.       Deferral

         (a) As of the last day of each year, each Participant who is on a United States payroll may elect to defer payment of the Cash Award for that year. An election to defer will be pursuant to procedures established by the Committee and will be in writing, signed by the Participant and delivered to the Company by December 15 of the year preceding payment. The election will be irrevocable and will specify the percentage of the Cash Awards (from 5% to 100%) which will be paid (i) as soon as practicable after the year in which the Participant's Retirement, Disability or other termination of employment occurs or, if earlier, (ii) in January of any designated future year. If the Participant's employment with the Companies and their subsidiaries terminates before the designated year, the award will be paid in January of the year following termination. If a Participant is eligible for CIP and elects to defer the proceeds of Cash Awards, the Company will contribute an additional 3% to the amount deferred on account of the 3% Company match that the Participant would have received under CIP if the Participant had not deferred the Cash Award.

         (b) Each Participant will specify, on the notice electing deferred payment pursuant to Section 7(a), whether the Cash Award will be deferred by cash credit, Common Stock credit, or a combination of the two. If a Participant elects to defer payment pursuant to Section 7(a) and fails to choose a mode of deferral, the Participant's deferral will be by means of a cash credit. Cash credits and stock credits will be recorded in accounts established in each Participant's name on the books of the Participant's Company. At the direction of RJRTH, any Participant's accounts may be consolidated on the books of RJRTH or any of its subsidiaries.

                  (i) If the deferral is wholly or partly a cash credit, the Participant's cash credit account will be credited, as of the date(s) that payment of the Cash Awards would otherwise have been made, with the dollar amount of the portion of the Cash Awards deferred by means of a


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                           cash credit. In addition, the Participant's cash
                           credit account will be credited as of the last day of each calendar quarter with an interest equivalent in an amount determined by applying to the current balance in the account an interest rate equal to the average prime rate of Morgan Guaranty Trust Company of New York or its successor during the preceding quarter. Interest will be credited for the actual number of days in the quarter using a 365-day year.

                  (ii) If the deferral is wholly or partly a Common Stock credit, the Participant's Common Stock credit account will be credited, as of the date(s) that payment of the Cash Awards would otherwise have been made, with the Common Stock equivalent of the number of shares of Common Stock (including fractions of a share) that could have been purchased with the portion of the Cash Awards deferred by means of a Common Stock credit at the Closing Price on the date that payment of the Cash Awards would otherwise have been made. As of the date any dividend is paid to shareholders of Common Stock, the Participant's Common Stock credit account will also be credited with an additional Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Closing Price on such date with the dividend paid on the number of shares of Common Stock to which the Participant's Common Stock credit account is then equivalent. If dividends are paid in property, the dividend will be deemed to be the fair market value of the property at the time of distribution of the dividend, as determined by the Committee.

         (c) Payment of deferred Cash Awards will be made in a single cash payment as soon as practicable in January of the appropriate year. If and to the extent that the deferral is by means of the Common Stock credit account the value of the payment will be based on the Closing Price of Common Stock on the last trading day of the year prior to payment. Notwithstanding the foregoing, if a Participant elects in writing before December 15 of the year his employment terminates due to Retirement or Disability, payment will be made in substantially equal annual installments (not to exceed ten) commencing in January following the Retirement or Disability. Notwithstanding any election under Section 7(a) to defer Cash Awards by means of a Common Stock credit, the Common Stock credit account of a Participant who elects to receive installment payments will be converted into a cash credit account as of January 1 of the year in which such installment payments commence. Any election by a Participant under this Section 7(c) will be irrevocable after December 15 of the year prior to commencement of payment.

         (d) At the one-time election of a Participant made in writing to the Committee, all or any designated portion of the Common Stock credit


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                  account may be converted to, and such Participant will be
                  credited with, a cash credit account as of the first business day of the calendar quarter following the quarter in which the election is made. The amount credited to the cash credit account will be determined by multiplying the number of shares of Common Stock to which the Participant's Common Stock credit account is then equivalent and as to which such election has been made by the Closing Price on the last business day of the calendar quarter in which the election is made. Any Common Stock credits attributable to dividends paid on Common Stock during the calendar quarter in which the election is made will be credited before making the conversion. Such election may be made by a Participant at any time prior to the end of the calendar year in which termination of employment occurs. An election by a Participant under this Section 7(d) will be irrevocable.

         (e) If the number of outstanding shares of Common Stock is increased as the result of any stock dividend, subdivision or reclassification of shares, the number of shares of Common Stock to which each Participant's Common Stock credit account is equivalent will be increased in proportion to the increase in the number of outstanding shares of Common Stock. If the number of outstanding shares of Common Stock is decreased as the result of any combination or reclassification of shares, the number of shares of Common Stock to which each Participant's Common Stock credit account is equivalent will be decreased in proportion to the decrease in the number of outstanding shares of Common Stock. In the event the Company is consolidated with or merged into any other corporation and holders of the Company's Common Stock receive common shares of the resulting or surviving corporation, each Participant's Common Stock credit account, in place of the shares then credited thereto, will be credited with a stock equivalent determined by multiplying the number of common shares of stock given in exchange for a share of Common Stock upon such consolidation or merger, by the number of shares of Common Stock to which the Participant's account is then equivalent. If in such a consolidation or merger, holders of the Company's Common Stock receive any consideration other than common shares of the resulting or surviving corporation, the Committee will determine the appropriate change in Participants' accounts. In the event of an extraordinary dividend, including any spin-off, the Committee will make appropriate adjustments to each Participant's Common Stock credit account.

         (e) If a Participant dies, whether before or after termination of employment, any cash credit account and Common Stock credit account to which he or she is entitled, including any award approved after the Participant's death as to which an election to defer was made and any remaining installment payments, will be distributed in cash, as soon as practicable (unless the Committee otherwise provides) to the Participant's beneficiaries pursuant to Section 10(j).


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8.       Tax Withholding

         Each Participant's employer will deduct any taxes required to be withheld by federal, state, local or foreign governments from payments and distributions under the Plan.

9.       Adjustments, Amendments or Termination

         (a) The Committee may make appropriate and equitable adjustments in the Performance Ratings, Personal Program Ratings/Company Focus Areas Ratings and the number, terms and conditions of any Cash Awards if it determines that conditions warrant such adjustment. Such conditions may include, without limitation, changes in the economy, laws, regulations and generally accepted accounting principles, as well as corporate events such as a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, spin-off, change of control or other event. Any adjustment made by the Committee shall be final and binding upon the Companies and the Participants.

         (b) The Committee may amend, suspend or terminate the Plan at will and at any time, but it will not take any action that would materially adversely affect the rights of Participants with respect to deferral accounts.

10.      Miscellaneous

         (a) Except as determined by the Committee, no person will have any right to receive an award.

         (b) The Committee has the power to interpret the Plan and, together with the officers of the Companies, has complete discretion in making determinations and taking action pursuant to the Plan. All interpretations, determinations and actions by the Committee will be final, conclusive and binding on all parties. Subject to the preceding sentence, the Chief Executive Officer of RJRTH will administer the Plan and will resolve all administrative questions and interpretations. The Committee and the Chief Executive Officer of RJRTH may delegate their authority to anyone. In such event, references in the Plan to the Committee or to the Chief Executive Officer of RJRTH will refer to their delegates when appropriate.

         (c) The Companies, their Boards of Directors, the Committee, the officers and the other employees of RJRTH and its subsidiaries will not be liable for any action taken in good faith in interpreting and administering the Plan.


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         (d)      For purposes of the Plan, a Participant on leave of absence approved by a Company or a subsidiary of a Company will be considered an employee. Except as otherwise provided herein, a Participant on salary continuation under an SBC Program or agreement of severance will not be considered an employee but will be deemed to be terminated on his or her last day of active employment. A Participant absent due to short-term disability on the last day of a year is deemed to be actively employed if such Participant was actively employed at any time during the year.

         (e) The Cash Awards and the interest, dividends and other expenses on deferred Cash Awards will be charged to the Participant's Company. If the Participant is employed by more than one Company during the year, the Participant's Plan expenses may be allocated between the Companies in a manner prescribed by the Committee.

         (f) The Plan does not create or confer on any Participant any right to employment, and the employment of any Participant may be terminated by the Participant or the Participant's employer without regard to the effect that termination might have on the Participant with respect to the Plan.

         (g) Participants may not transfer, pledge or encumber any benefit under the Plan prior to its receipt in cash. Except as required by law, creditors may not attach or seize any such benefit.

         (h) The obligations of the Companies under the Plan are unsecured liabilities. No assets of the Companies are allocable to the satisfaction of Plan obligations.

         (i) The Plan will be governed by and subject to the laws of the State of Delaware.

         (j) In the event of the death of a Participant, any distribution to which such Participant is entitled under the Plan shall be made to the beneficiary designated by the Participant to receive the proceeds of any noncontributory group life insurance coverage provided for the Participant by the Participant's Company ("Group Life Insurance Coverage"). If the Participant has not designated such beneficiary, or desires to designate a different beneficiary, the Participant may file with the Chief Human Resources Officer a written designation of a beneficiary under the Plan, which designation may be changed or revoked only by the Participant, in writing. If no designation of beneficiary has been made by a Participant under the Group Life Insurance Coverage or filed with the Chief Human Resources Officer under the Plan, distribution upon such Participant's death shall be made in accordance with the provisions of the Group Life Insurance Coverage. If a Participant is no longer an employee of a Company or one of its subsidiaries at the time of death, no longer has any

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                  Group Life Insurance Coverage and has not filed a designation of beneficiary with the Chief Human Resources Officer under the Plan, distribution upon such Participant's death shall be made to the Participant's estate.

         (k) A Company may supersede some or all of the terms of the Plan with respect to individual Participants pursuant to an employment, termination or similar agreement. In case of conflict, the agreement will control.

11.      Effective Date

         The Plan is effective as of January 1, 1987 and has been amended and restated as of January 1, 2002.


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                                    EXHIBIT A

                                   Definitions


(a)      Board of Directors. The Board of Directors of RJRTH.

(b) Cash Award. Annual cash payments made to Participants pursuant to the Plan.

(c) Chief Executive Officer. For employees of RJRTH and the chief executive officers of the Operating Companies, the chief executive officer of RJRTH. For the other employees of each Operating Company and its subsidiaries, the chief executive officer of the Operating Company primarily responsible for their performance.

(d) Chief Human Resources Officer. For employees of RJRTH and the executive officers of the Operating Companies, the chief human resources officer of RJRTH. For the other employees of each Operating Company and its subsidiaries, the chief personnel officer of the Operating Company primarily responsible for their performance.

(e) CIP. The R. J. Reynolds Capital Investment Plan, or comparable Company-sponsored 401(k) plan in which employees participate, or any successor thereof.

(f) Closing Price. The closing sale price of the Common Stock as shown on the New York Stock Exchange consolidated tape and reported in the Wall Street Journal.

(g)      Committee. The Compensation Committee of the Board of Directors.

(h)      Common Stock. The Common Stock of RJRTH.

(i)      Companies. RJRTH and the Operating Companies.

(j)      Company Focus Areas. As defined in Section 4(b) of the Plan.

(k)      Company Focus Areas Rating. As defined in Section 6(b) of the Plan.

(l) Disability. Being totally and permanently disabled as defined in the Long-Term Disability Plan of the Operating Company employing the participant.

(m)      Group Life Insurance Coverage. As defined in Section 10(j) of the Plan.

(n) Operating Companies. R. J. Reynolds Tobacco Company and, effective upon its acquisition by RJRTH, Santa Fe Natural Tobacco Company, Inc.

(o) Participant. For any year, an employee who is eligible for or who has deferred receipt of an award under the Plan. An eligible employee is a Participant only with respect to the Company for which he works most directly. (p) Performance Objectives. As defined in Section 4(a) of the Plan.

(q)      Performance Rating. As defined in Section 6(a) of the Plan.

(r)      Personal Program Objectives. As defined in Section 4(b) of the Plan.

(s)      Personal Program Rating. As defined in Section 6(b) of the Plan.


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(t)      Plan. R.J. Reynolds Tobacco Holdings, Inc. Annual Incentive Award Plan.

(u)      Retirement. Retirement with eligibility for retiree medical benefits.

(v)      Reviewing Manager. As defined in Section 4(b) of the Plan.

(w)      RJRTH. R.J. Reynolds Tobacco Holdings, Inc.

(x) SBC Program. A salary and benefits continuation or other program maintained by a Company for the purpose of providing severance-type benefits to employees whose employment is involuntarily terminated.




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